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                     FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

       EMPLOYMENT AGREEMENT, dated as of _____________, 1997, between RWD TECHNOLOGIES, INC., a Maryland corporation (the "Corporation"), and [Name of Executive] (the "Executive").

                              WI T N E S S E T H:

       The Executive is the [Title of Office Held by Executive] of the Corporation and possesses an intimate knowledge of the business and affairs of the Corporation. The Corporation recognizes the Executive's contribution to the growth and success of the Corporation and desires to assure to the Corporation the continued benefits of the Executive's expertise and knowledge. The Executive, in turn, desires to engage in and/or to continue to engage in full-time employment with the Corporation on the terms provided herein.

       Accordingly, in consideration of the mutual covenants and representations contained herein and the mutual benefits derived herefrom, the parties hereto agree as follows:

                                   ARTICLE I

                       FULL-TIME EMPLOYMENT OF EXECUTIVE

       1.1  DUTIES AND STATUS.

       (a) The Corporation hereby engages the Executive as a full-time executive employee for the period (the "Employment Period") specified in Section 4.1, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. Throughout the Employment Period, the Executive shall exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive for the Corporation immediately prior to the date of this Agreement. In addition, throughout the Employment Period, the Executive shall exercise such authority and perform such executive duties as are commensurate with the authority and duties of [Title(s) of Office(s) Held by Executive] of the Corporation. As may be reasonably necessary to meet the changing business needs of the Corporation, the Executive shall, in his discretion, assign the duties being performed by executives of the Corporation at any time during the Employment Period to other executives of the Corporation.

       (b) The Executive shall (i) devote his full time and efforts to the business of the Corporation and accept such additional office or offices to which he may be elected by the Board of Directors of the Corporation, provided that the performance of the duties of such office or offices shall be consistent with the scope of the duties provided for in Section 1.1(a);.and (ii) not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which work, trade or business competes, conflicts or interferes

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with the performance of his duties hereunder in any way or in any way conflicts with or undermines the Corporation's relationships with its clients or other employees. Notwithstanding the above, the Executive shall not be prohibited by the terms of this Section 1.1(b) from devoting time and efforts to charitable organizations or from serving on a Board of Directors of any organization upon consent by the Board of Directors of the Corporation, which consent shall not be withheld unreasonably, as long as it does not interfere with the Executive's duties provided for in Section 1.1(a).

       (c) The Executive shall be required to perform the services and duties provided for in Section 1.1(a) only at the [principal] office of the Corporation in [Columbia, Maryland] or at such other locations reasonably acceptable to the Executive. Throughout the Employment Period, the Executive shall be entitled to vacation, leave of absence, and leave for illness or temporary disability in accordance with the policies of the Corporation in effect from time to time during the term of this Agreement, which shall not be less favorable than those in effect at the date of this Agreement; and any leave on account of illness or temporary disability which is short of Total Disability (as defined in Section
4.3 hereof) shall not constitute a breach by the Executive of his agreements hereunder whereas leave on account of Total Disability shall, to the extent not prohibited by the Americans with Disabilities Act, be deemed to result in a termination of the Employment Period under the applicable provisions of this Agreement.

       1.2 COMPENSATION AND GENERAL BENEFITS. As compensation for his services under this Agreement, the Executive shall be compensated as follows:

       (a) The Corporation shall pay to the Executive an annual base salary which is not less than the greater of (i) his rate of annual base salary from the Corporation immediately prior to the date of this Agreement, or (ii) any subsequently established higher annual base salary. Such salary shall be payable in periodic equal installments which are no less frequent than the periodic installments relating to the Executive's salary immediately prior to the date of this Agreement. Such salary shall be subject to normal periodic review at least annually for increases based on the salary policies of the Corporation and the Executive's contributions to the enterprise.

       (b) Throughout the Employment Period, the Executive shall be entitled to participate in such pension, profit sharing, stock incentive, bonus or incentive compensation, stock option, stock purchase, incentive, group and individual disability, group and individual life, survivor income, sickness, accident, dental, medical and health benefits and other plans of the Corporation which are in effect immediately prior to the date of this Agreement and in any successor or additional benefit programs, plans or arrangements of the Corporation which may be established by the Corporation, as and to the extent any such benefit programs, plans and arrangements are or may from time to time be in effect, as determined by the Corporation and the terms hereof and as and to the extent that the Executive is eligible to participate in such plans under the terms of such plans. During the Employment Period, the Corporation shall neither (i) terminate or amend any benefit program, plan or arrangement of the Corporation pursuant to which the Executive, or his dependents, beneficiaries or estate, is or shall be entitled to benefits,

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nor (ii) terminate or amend any formula, method or benefit payment option set forth in any benefit program, plan or arrangement of the Corporation pursuant to which the amount, timing and type of benefits to which the Executive, or his dependents, beneficiaries or estate, is or shall be entitled thereunder are determined or paid, if such termination or amendment would in any way modify in a manner adverse to the interests of the Executive or deprive the Executive, or his dependents, beneficiaries or estate, of any benefit (including tax benefits) or benefit payment option to which he, or his dependents, beneficiaries or estate, is or shall be entitled under any benefit program, plan or arrangement of the Corporation, unless (A) the Executive expressly consents in writing to such termination or amendment or, in the event such consent has not been obtained, the Corporation shall pay or provide for payment of amounts equal to any benefits, including tax benefits, lost or reduced by such amendment or (B)
                                                                        --
the amendment is required by law or regulation. Throughout the Employment Period, the Executive shall be entitled to the receipt of any personal benefits from the Corporation at the Corporation's expense which he has heretofore received from the Corporation including, but not limited to, the use of an automobile, the use of club memberships, as well as any other perquisites ordinarily provided by the Corporation to their chairmen and chief executive officers. The group and individual disability programs provided for the Corporation's executive officers are continually being reviewed and the Executive will be entitled to come under the programs as revised in the event revisions are made which are approved by the Corporation's Boards of Directors. The term "benefit programs, plans, or arrangements of the Corporation" as used in this Agreement refers to the matters in this Section 1.2(b). For purposes of this Agreement, "tax benefits" include, among other things, the benefits of non-taxable benefits, tax deferral, tax-free accumulation, special distribution taxation treatment and the like .

                                   ARTICLE II

            COMPETITION; CONFIDENTIAL INFORMATION; PUBLIC STATEMENTS

       2.1 COMPETITION; CONFIDENTIAL INFORMATION. The Executive and the Corporation recognize that, due to the nature of his prior association with the Corporation and of his engagement hereunder, and the relationship of the Executive to the Corporation, both in the past as an executive and in the future hereunder, the Executive has had access to and has acquired, will have access to and will acquire, and has assisted in and may assist in developing, confidential and proprietary information relating to the business and operations of the Corporation and its affiliates, including, without limiting the generality of the foregoing, information with respect to the Corporation' present and prospective systems, customers, agents, accounts, deposits, loans and sales and marketing methods. The Executive acknowledges that such information has been and will continue to be of central importance to the business of the Corporation and its affiliates and that disclosure of such information or its use by others could cause substantial loss to the Corporation. The Executive and the Corporation also recognize that an important part of the Executive's duties will be to develop good will for the Corporation and its affiliates through his personal contact with customers, agents and others having business relationships with the Corporation and its affiliates, and that there is a danger that this good will,

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a proprietary asset of the Corporation and its affiliates, may follow the
Executive if and when his relationship with the Corporation is terminated. The Executive accordingly agrees as follows:

       (a) The Executive agrees that for the duration of the Initial Employment Period, or, if extended, for the Extension Period, whether or not the Executive's employment has been terminated pursuant to Section 4.1(b) hereof prior to the expiration of said Initial Employment Period or said Extension Period, the Executive will not (for his benefit or for the benefit of anyone other than the Corporation or any of its affiliates) directly or indirectly solicit, or in any way contract with, any Client (as defined below in this clause (a)) to perform any service which is the same or materially similar to services being, or within the twelve months prior to said termination having been, provided on behalf of the Corporation or one of its affiliates by the Executive, in projects of the Corporation in which the Executive materially participated and/or for which the Executive supervised. A "Client" is defined as any person or entity who, at the time of said termination of the Executive's employment or within twelve months prior thereto, generated revenue of more than a de minimis amount for the Corporation or any of its affiliates. For purposes of this Section 2.1, the term "affiliates" shall be defined as any entity that controls, or is controlled by or is under common control with the Corporation, but shall exclude those entities that fall within this definition after termination of the Executive's employment pursuant to Section 4.1(b) hereof.

       (b) The Executive agrees that for the duration of the Initial Employment Period, or, if extended, for the Extension Period, whether or not the Executive's employment has been terminated pursuant to Section 4.1(b) hereof prior to the expiration of said Initial Employment Period or said Extension Period, the Executive will not (for his benefit or for the benefit of anyone other than the Corporation or any of its affiliates) directly or indirectly solicit, or in any way contract with, any Potential Client (as defined below in this clause (b)) to perform any service which is the same or materially similar to services as those which are or were being proposed to be offered to said Potential Client by the Corporation or one of its affiliates. A "Potential Client" is defined as any person or entity who was being, at the time of said termination of the Executive's employment, or, within the twelve months prior thereto had been, meaningfully solicited to become a client of the Corporation or one of its affiliates by the Executive or other persons at or above the level of project manager for whom the Executive had supervisory responsibility. In the event that the Executive violates the provisions of this subparagraph without knowledge of such violation, upon notice from the Corporation informing him of the nature of such violation, the Executive shall immediately terminate any actions which constitute such violation; and, provided the violation ceases immediately upon receipt of written notice to the Executive of such violation, the Executive will not be deemed in default of this provision, and no further action shall be taken against the Executive.

       (c) The Executive agrees that for the duration of the Initial Employment Period, or, if extended, for the Extension Period, whether or not the Executive's employment has been terminated pursuant to Section 4.1(b) hereof prior to the expiration of said Initial Employment Period or said Extension Period, the Executive will not (for his benefit or for the benefit of anyone other than the Corporation or any of its affiliates) directly or indirectly engage in or

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conduct any business which directly competes with any aspect of the business of the Corporation or any of its affiliates in which the Executive directly participated during his employment with the Corporation.

       (d) Nothing in this Article II shall be construed to prevent the Executive from owning, as an investment, not more than 1% of a class of equity securities issued by any issuer and publicly traded and registered under section 12 of the Securities Exchange Act of 1934.

       (e) In the event that the Executive's employment is terminated pursuant to Section 4.1(b) during an Extension Period or while less than one year remains in the Initial Employment Period, upon the Corporation's election, the Executive agrees to be bound by the provisions of Section 2.1(a)-(c) for a period not to exceed one year from the date of said termination of Executive's employment upon payment by the Corporation to the Executive of a lump sum amount equal to the product of (i) one hundred percent (100%) of the Executive's monthly salary in effect at the time the Executive's employment is terminated multiplied by (ii) that number of months equal to the difference between (A) one year and (B) the number of months remaining in the Initial Employment Period or the Extension Period, as the case may be. In the event the Corporation does not notify the Executive within 30 days of said Executive's termination of employment that the Corporation is electing to extend the time period of the Executive's obligations under Section 2.1(a)-(c) above as set forth above, the Executive's obligations under Section 2.1(a)-(c) shall expire at the end of the Initial Employment Period or, if the Executive's employment had been extended, the end of the Extension Period.

       2.2 TRADE SECRETS. The Executive will keep confidential any trade secrets or confidential or proprietary information of the Corporation and its affiliates which are now known to him or which hereafter may become known to him as a result of his employment or association with the Corporation and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Corporation or their affiliates during and at all times after the date of this Agreement. For purposes of this Agreement, "trade secrets or confidential or proprietary information" means information of the Corporation or any of its affiliates which has a significant business purpose and is not known or generally available from sources outside the Corporation or any of its affiliates or typical of industry practice.

       2.3 NON-SOLICITATION. The Executive will not directly or indirectly interfere with, solicit, employ or otherwise engage in employment for himself, his benefit, or for anyone other than the Corporation, any individuals employed by the Corporation or any of its affiliates at the time of said termination or at any time within one year prior to said termination for a period of two years from the date of such termination.

       2.4 PUBLIC STATEMENTS. The Executive and the Corporation recognize that, due to the relationship of the Executive and the Corporation and such relationship's susceptibility to public comment which may be injurious to the Executive or the Corporation, or both, it is necessary for the protection of both parties that neither party make, and both agree not to make

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(except as may be required by law), any disparaging public statements to any third party concerning the other party, the Corporation's clients or the termination of the Executive's employment hereunder and the arrangements made pursuant thereto, without the express prior approval of the other party.

                                  ARTICLE III

                       CORPORATION'S REMEDIES FOR BREACH

       Notwithstanding the provisions of Article XI hereof, it is recognized that damages in the event of breach of Article II by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Corporation, in addition to and without limiting any other remedy or right they may have, shall have the right to an injunction or other equitable relief, in any court of competent jurisdiction, enjoining any such breach, and the Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Corporation may have.

                                   ARTICLE IV

                               EMPLOYMENT PERIOD

       4.1  DURATION.

       (a) Subject to early termination in accordance with Section 4.1(b) below, the period of time for which the Executive is employed under this Agreement shall commence on the effective date of this Agreement and shall end on the third anniversary thereof (the "Initial Employment Period"); provided, however that the Initial Employment Period shall automatically be extended for successive one year periods thereafter (each, an "Extension Period" and, together with the Initial Employment Period, the "Employment Period").

       (b) Prior to the expiration of the Employment Period, the Executive's employment may be terminated (i) when the Executive reaches normal retirement age under the Corporation's employee benefit policies as in effect on the date of this Agreement ("Retirement"); (ii) upon Involuntary Termination (as defined in Section 4.3(a) ("Involuntary Termination"); (iii) upon the death of the Executive ("Death"); (iv) upon the Total Disability of the Executive (as defined in Section 4.3(c)); (v) when the Executive resigns other than in connection with an Involuntary Termination ("Voluntary Resignation"); or (vi) upon Termination for Cause (as defined in Section 4.3(b)).

       4.2 PAYMENTS UPON TERMINATION OF EMPLOYMENT. Upon termination of the Executive's employment in accordance with Section 4.1(b) above, the Corporation and the Executive (or the Executive's personal representative or estate, as the case may be) agree to execute and deliver mutual releases in a form reasonably acceptable to counsel

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for the Corporation and the Executive. Upon termination of the Executive's employment in accordance with Section 4.1(b) above, the Executive and the Corporation agree that the Executive shall be entitled to payments as set forth below in this Section 4.2.

       (a) In the event of an Involuntary Termination, during the remainder of the Initial Employment Period, or the Extension Period, as the case may be:

       (i) the Corporation shall continue to pay the Executive his salary at the rate and as required by Section 1.2(a) and in effect immediately prior to the date of termination plus a bonus equivalent to a percentage of the annual salary which would have been required to have been paid to him by the Corporation during what would have been the remainder of the Initial Employment Period or Extension Period, as the case may be; such percentage to be equal to the average of the percentage of his salary which his annual bonus represented during each of the five years immediately preceding termination of this Agreement, or such shorter time as the Executive had been employed by the Corporation at the time of said Involuntary Termination.

       (ii) Subject to Section 4.2(a)(iii) below, the Executive shall continue to be treated as an executive (at the level provided for in Section 1.1(a)) participant under all of the benefit programs, plans or arrangements of the Corporation described in Section 1.2(b). In addition, the Executive shall continue to be entitled to all benefits (including tax benefits), service credits for benefits and benefit payment options under all of the benefit programs, plans or arrangements of the Corporation described in Section 1.2(b) as if he were still employed during such period under this Agreement.

       (iii) If, despite the provisions of Section 4.2(a)(ii) above, participation, benefits (including tax benefits), service credits, the right to accrue further benefits or service credits or benefit payment options under any benefit programs, plans or arrangements of the Corporation described in Section 1.2(b) shall not be payable or provided to the Executive, or his dependents, beneficiaries and estate, because he is no longer an employee of the Corporation, the Corporation shall, to the extent necessary, provide, pay or provide for payment of equivalent benefits (including tax benefits), service credits, rights to accrue further benefits or service credits and benefit payment options to or for the benefit of the Executive, his dependents, beneficiaries and estate. Where equivalent benefits (including tax benefits), service credits, rights to accrue further benefits or service credits or benefit payment options are required, pursuant to the preceding sentence, to be provided over or taking into account a period of time, the equivalencies shall be determined by taking into account, in a reasonable manner, projected increases in the value of such benefits (including tax benefits), service credits, rights to accrue further benefits or service credits or benefit payment options, including, but not limited to, projected increases in value due to projected benefit cost increases, projected cost-of-living increases, projected earnings on accounts, projected stock price increases and the like.

       (b) In the event of an Involuntary Termination, in lieu of the payments required to be paid to the Executive in Section 4.2(a) above, the Executive may elect, within sixty (60) days after such Involuntary Termination, to be paid a lump sum or other agreed severance allowance

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in lieu thereof in an amount of cash which shall be negotiated and agreed upon in good faith and in writing between the Executive and the Corporation. In the event that the Executive makes an election pursuant to this Section 4.2(b), the Executive shall be entitled to elect a severance allowance which shall represent the present fair market value of the amount of salary, bonuses and all benefit programs, plans and arrangements of the Corporation, including the tax benefits of such programs, plans and arrangements, to which the Executive would be entitled during the Employment Period. For purposes of the previous sentence, present fair market value shall be determined using a discount rate determined by reference to section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"). If the period over which a particular amount is discounted is greater than nine years, the "Federal long term" rate of Code section 1274(d) shall be used as the discount rate. If the period over which a particular amount is discounted is over three years but not over nine years, the "Federal mid-term" rate of Code section 1274(d) shall be used as the discount rate. If the period over which a particular amount is discounted is three years or less, the "Federal short term" rate of Code section 1274(d) shall be used as the discount rate. As an alternative, the Corporation and the Executive may agree to a severance allowance, in the form of equal installments to the Executive from the Corporation, the present value of which, computed at the time required by section 4999 of the Code, is below the threshold necessary to trigger applicability of section 4999 of the Code. Upon the date that the Corporation and the Executive enter into a written agreement providing for a severance payment, the Corporation's obligations to the Executive and the Executive's obligations to the Corporation under this Agreement shall be extinguished to the extent such severance payments are made as agreed, and the parties agree to enter into such form of mutual release as may be necessary to reflect such extinguishing of obligations; provided, however, that the obligations of the Executive under Section 2.2 of this Agreement shall remain in force and shall be binding upon the Executive. The Corporation agrees to negotiate in good faith with the Executive with respect to a severance allowance as provided under this
Section 4.2(b); however, in the event that the Executive and the Corporation are unable to negotiate a mutually satisfactory agreement concerning the amount of a severance payment pursuant to this Section 4.2(b), then the Executive shall receive termination payments and benefits as provided in Section 4.2(a). Payments under this Section 4.2(b) shall continue notwithstanding the subsequent death or disability of the Executive.

       (c) In the event of the Executive's Death prior to the expiration of the Employment Period, the Corporation shall (i) pay the Executive's estate an amount equal to one year's salary at the rate and as required by Section 1.2(a) and in effect immediately prior to the Executive's Death, (ii) continue benefits under the Corporation's health and accident programs, plans and arrangements for a period of one year following the Executive's Death for those dependents and beneficiaries of the Executive who were covered by such programs, plans and arrangements at the date of the Executive's Death, and (iii) cause the Executive's dependents, beneficiaries and estate, as the case may be, to receive such survivor and other benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements described in Section 1.2(b) which provide benefits upon the Executive's Death.

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       (d) In the event of the Executive's Total Disability prior to the expiration of the Employment Period, the Corporation shall (i) pay the Executive an amount equal to one year's salary at the rate and as required by Section 1.2(a) and in effect immediately prior to the date of total disability, (ii) continue benefits under the Corporation' health and accident programs, plans and arrangements for two years following the date of Total Disability for the Executive and his dependents and beneficiaries who are covered by such programs, plans and arrangements during the two-year period; and (iii) cause the Executive, and his dependents, beneficiaries and estate, as the case may be, to receive such benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements described in Section 1.2(b) which provide benefits upon the Executive's Total Disability.

       (e) In the event of the Executive's Retirement, Voluntary Resignation or Termination for Cause prior to the expiration of the Employment Period, the Executive, and his dependents, beneficiaries and estate, as the case may be, will receive only such benefits as they may be entitled under the terms of the benefit programs, plans, and arrangements of the Corporation described in
Section 1.2(b) which provide benefits upon the Executive's Retirement, Voluntary Resignation or Termination for Cause.

       (f) The Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.2 by seeking employment or otherwise, nor shall the amount of any payment provided for in this Section 4.2 be reduced by any compensation or remuneration earned by the Executive as the result of employment by another employer, or self-employment, or as a partner, after the date of termination or otherwise.

       (g) If the Corporation gives the Executive written notice of non-renewal at any time prior to the end of the Initial Employment Period or any Extension Period, at the end of the Initial Employment Period or such Extension Period, as the case may be, the Executive shall receive a lump sum cash payment equal to the Executive's then current monthly salary multiplied by the number of years the Executive has been employed by the Corporation; provided, however, in no event shall such sum equal less than three times the Executive's then monthly salary immediately prior to the expiration of said Initial Employment Period or Extension Period, as the case may be.

       (h) In the event of a termination of the Executive's employment pursuant to Section 4.2 of this Agreement for any reason, the Executive shall continue to be entitled to indemnification by the Corporation from liability arising from the Executive's acts or failures to act during the Employment Period to the same extent and under the same circumstances as provided to the Executive by the Corporation's charter, by-laws, contracts and other arrangements, including provisions of applicable law, on the day immediately preceding said termination.

       4.3 DEFINITIONS. The following words shall have the specified meanings when used in the Sections specified:

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       (a) "Involuntary Termination" shall have occurred (i) upon resignation of the Executive due to a significant change in the nature or scope of his authorities or duties from those contemplated in Section 1.1, a reduction in total compensation from that provided in Section 1.2, or the breach by the Corporation of any other provision of this Agreement; or (ii) when the Corporation gives written notice of termination to the Executive or the Executive gives written notice of resignation to the Corporation, as applicable, for any reason other than Total Disability of the Executive or in connection with Termination for Cause.

       (b) "Termination for Cause" shall have occurred when the Corporation discharges the Executive due to the Executive's (i) fraud, misappropriation or intentional material damage to the property or business of the Corporation; (ii) commission of a felony; (iii) continuance of either willful and repeated failure or grossly negligent and repeated failure by the Executive to perform his duties in compliance with this Agreement after written notice to the Executive by the Board of Directors of the Corporation specifying such failure, provided that such "Cause" shall have been found to exist by a majority of those members of the Board of Directors of the Corporation who are not serving as designees of a person having an interest in excess of 25% of the outstanding stock of the Corporation after at least 10 days' written notice to the Executive specifying the Cause proposed to be claimed and after an opportunity for the Executive to be heard at meetings of such Board of Directors; or (iv) a violation of Article II.

       (c) "Total Disability" means total or permanent disability as defined in the Corporation's group and individual disability plans; provided, however, that if there is more than one definition of "Total Disability" in such plan, the definition most favorable to the Executive shall apply.

                                   ARTICLE V

                               CHANGE IN CONTROL

       5.1  TERMINATION IN CONNECTION WITH CHANGE IN CONTROL.

       (a) If, during term of this Agreement, there is a "Change in Control" of the Corporation and the Executive terminates his employment under this Agreement voluntarily for "Good Reason" (as defined in Section 5.2(b) hereof) or such employment is terminated involuntarily by the Corporation in connection with or within one year after the Change in Control of the Corporation (unless such termination occurs during the Employment Period by virtue of Retirement, Total Disability or Death), as consideration for services previously rendered to the Corporation, the Executive will be entitled to receive a lump sum cash payment
as provided for herein (an "Involuntary Severance Payment").   Subject to
Section 5.2(c) hereof, the amount of the Involuntary Severance Payment shall equal three times the Executive's average annual compensation paid by the Corporation to the Executive, including the amount included in his gross income for federal income tax purposes for the three most recently completed taxable years of the Corporation ending prior to such Change in Control of the Corporation minus $1.00. The amount of the Involuntary Severance Payment shall not be reduced by any compensation

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which the Executive may receive from other employment with another employer after termination of his employment with the Corporation.

       (b) If during the term of this Agreement there is a "Change in Control" of the Corporation and the Executive voluntarily terminates his employment hereunder without "Good Reason" within one year after the Change in Control but prior to expiration of the Initial Employment Period or an Extension Period, as the case may be, as consideration for services previously rendered the Corporation, the Executive shall be entitled to receive a lump sum cash payment (a "Voluntary Severance Payment") equal to the then annual cash compensation and health benefits payable to the Executive solely under Section 1.2(a) hereof.

       (c) Unless otherwise instructed in writing by the Executive prior to any Change of Control, the Corporation agrees to cause the Compensation Committee of the Board of Directors to cause all option agreements between the Corporation and the Executive pursuant to any of the Corporation's stock option plans which may be in effect from time to time to provide that the options granted under those agreements shall automatically become completely vested no later than immediately prior to any Change of Control.

       5.2  DEFINITIONS.

       (a) For purposes of this Agreement, a "Change in Control" of the Corporation, shall be deemed to have occurred if (i) both (A) Dr. Robert W. Deutsch together with his affiliates (collectively, "Deutsch") are the beneficial owners of less than 25% of the combined voting securities of the Corporation and (B)(1) any person, entity or group of persons or entities acting
            ---
in concert other than Dr. Robert W. Deutsch together with his affiliates (collectively, a "Person") becomes or become the beneficial owners of 25% or more of the combined voting securities of the Corporation or (2) any Person holds revocable or irrevocable proxies entitling them to vote 25% or more of the then outstanding shares of the Corporation's voting securities (other than the persons named as proxies in any Proxy Statement prepared by management of the Corporation in connection with an annual or special meeting of stockholders called by an officer or the Board of Directors of the Corporation); (ii) a merger, sale of all or substantially all the assets of the Corporation, share exchange, consolidation or other business combination (as defined in the Maryland General Corporation Law) of the Corporation and any other Person, as a result of which the Corporation's Common Stock becomes exchangeable for other securities or property or cash, or (iii) if a majority of the members of the Board of Directors is replaced during any 12 month period during the Employment Period but only if the directors who replace such majority have not been elected either by the remaining members of the Board of Directors or by the stockholders of the Corporation.

       (b) For purposes of this Agreement, "Good Reason" shall include a material reduction in the position, authority, duties, or responsibilities of the Executive from those which existed prior to the Change in Control or a reduction in the Executive's job stature as reflected in his title. For example, Good Reason would exist if (i) the Executive's duties and responsibilities were changed so that he was no longer the [Chief Executive Officer] of the Corporation (e.g., if the Corporation becomes a division of another entity in a merger and the Executive were designated [Chief Executive Officer] of the division instead of the entire entity) or (ii) the Executive were required to report to persons other than the [Board of Directors] (e.g., if the Executive remains [Chief Executive Officer] of an entire entity but such entity is a wholly-owned subsidiary of a holding company and the Executive is required to report to one or more executive officers of the holding company rather than to the [board of directors] of the holding company). If the Executive notifies the Board of Directors of the Corporation that he intends to resign voluntarily for Good Reason, he shall state in his notice the reasons why he believes that Good Reason exists for such resignation. Unless the Corporation, within fifteen (15) days of the date of the Corporation's notice of resignation, rejects the Executive's statement that Good Reason exists, the Executive's entitlement to receipt of the Involuntary Severance Payment shall be conclusive. If the Board of Directors rejects the Executive's statement of Good Reason within such 15-day period, the Corporation shall, as promptly as practicable thereafter begin the arbitration proceedings required pursuant to Article XI of this Agreement.

       5.3 PARACHUTE PAYMENTS. In the event of Change in Control of the Corporation which the Executive, in his capacity as a member of the Board of Directors of the Corporation, voted in favor of, or otherwise consented to in writing, and notwithstanding any other agreement between the Executive and the Corporation or any formal or informal plan or other arrangement heretofore or hereafter adopted by the Corporation for the direct or indirect provision of compensation by the Corporation (including groups of classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a "Benefit Plan"), the Executive shall not have any right to receive any payment or other benefit under this Agreement or any Benefit Plan if, but only to the extent, such payment or benefit, taking into account all other payments or benefits to or for the Executive under this Agreement and all Benefit Plans, would cause any payment to the Executive under this Agreement to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code as then in effect (a "Parachute Payment"). In the event any such payment or other benefit would cause any payment to the Executive to be considered such a "parachute payment," (i) the amount of any such payment or benefit shall be reduced to the highest amount which may be paid by the Corporation without such payment or benefit being considered such a "parachute payment," and (ii) the Executive shall have the right, in his sole discretion, to designate those payments or benefits which shall be reduced or eliminated in order to avoid any amount thereof considered such a "parachute payment."

                                   ARTICLE VI

                                  LEGAL COSTS

       If (i) the Corporation shall fail to pay or provide for payment of any amounts required to be paid or provided for hereunder at any time or shall delay in the payment or provision of such amounts, (ii) the Executive desires to consult with or retain counsel as to any possible breach by the Corporation of this Agreement or as to any of the Executive's rights under this Agreement, or

(iii) the Executive desires to retain counsel to review or negotiate the terms of this Agreement prior to the date of this Agreement, the Executive shall be entitled to consult with counsel, and the Corporation agree to pay the reasonable fees and expenses of independent counsel for the Executive in reviewing or negotiating this Agreement, advising him or in bringing any proceedings, or in defending any proceedings, involving the Executive's rights under this Agreement, such right to reimbursement to be immediate upon the presentment by Executive of written billings for such reasonable fees and expenses. Should the payment of these fees and expenses be taxable to the Executive, the Corporation will gross-up the reimbursement to the Executive so that the Executive will not have to pay taxes on such amounts or the gross-up amounts from his own funds.

                                  ARTICLE VII

                                OVERDUE PAYMENTS

       The Executive shall be entitled to receive interest (at the prime rate of interest published in the Wall Street Journal, Eastern Edition, or such other publication mutually agreed upon by the Executive and the Corporation, on any payments under this Agreement that are overdue.

                                  ARTICLE VIII

                                    NOTICES

       Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Corporation at its principal executive offices.

                                   ARTICLE IX

                         BINDING AGREEMENT; REFORMATION

       SECTION 9.1 BINDING AGREEMENT. This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the Executive, his executors, administrators and personal representatives. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and shall be binding upon the Corporation, and shall be transferred to and be binding upon any successor of the Corporation as defined by applicable laws as now are in effect, including, but not limited to, any successor of the Corporation pursuant to a merger of the Corporation into another entity; provided, that this Agreement may not be assigned by the Corporation without the consent of the Executive, and, in the case of a successor by transfer of all or substantially all of the assets of the Corporation, or any other successor in connection with which the Corporation does not cease to exist by operation of the transaction in question as a matter of law, the Corporation shall not be relieved of its obligations hereunder; provided further, that, in the case of dissolution and winding up of the business of the

Corporation, this Agreement and the obligations hereunder shall be binding upon the trustee of the Corporation's assets.

       SECTION 9.2. REFORMATION. It is specifically agreed that each of the covenants set forth in Article II hereof is severable; that if any of them is held invalid or unenforceable by reason of length of time, area covered or activity covered, or any combination thereof, or for any other reason, the court or arbitrator shall adjust, reduce or otherwise reform any such covenant to the extent necessary to cure any invalidity and to protect the interests of the Corporation to the fullest extent of the law; that the area, time period and scope of activity restricted shall be the maximum area, time period and scope of activity the court or arbitrator deems valid and enforceable; and that, as reformed, such covenants shall then be enforced.

                                   ARTICLE X

                                ENTIRE AGREEMENT

       This Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings written or oral. This Agreement may not be changed, modified or discharged orally, but only by an instrument in writing signed by the parties. This Agreement shall be governed by the laws of the State of Maryland and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

                                   ARTICLE XI

                                  ARBITRATION

       11.1 ARBITRATION. With the exception of the relief available to the Corporation pursuant to Article III hereof as a result of a breach by the Executive of the Executive's obligations under Article II hereof, the Corporation and the Executive agree that any controversy or claim arising out of or relating to this Agreement or breach thereof shall be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereover. In reaching its decision, the arbitrator shall have no authority to change or modify any provision of this Agreement.

       The Executive agrees that any dispute of any kind, nature or description, between the Corporation and the Executive with respect to, relating to or arising out of the provisions of this Agreement shall, at the Corporation's election, which election may be made at any time prior to the commencement of a judicial proceeding by the Corporation, or, in the event instituted by the Executive, at any time prior to the last day to answer and/or respond to a summons and/or complaint made by the Executive, be submitted to arbitration before the American Arbitration Association in accordance with the rules then pertaining of that body.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

ATTEST:                                     RWD TECHNOLOGIES, INC.

                                            ------------------------------

                                            By:
                                                --------------------------


                                            Print Name:
                                                         -----------------


                                            EXECUTIVE
                                                      --------------------
                                                       [NAME OF EXECUTIVE]